Certificate No. XX
No. of Shares: XX Ordinary

NEWCLEO PLC

Company No. 13274878

Incorporated under the Companies Act 2006

This is to certify that XX of XX is the registered holder of XX Ordinary shares of $ XX of which XX fully paid in the capital of the Company, subject to the Memorandum and Articles of Association of the Company.

Executed by the Company in accordance with the Companies Act 2006.

Director Signature

Secretary Signature

Date:

Date:

No transfer of the whole or any part of the above Shares can be registered without production of this certificate